UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 21, 2014 (November 19, 2014)

Breitburn Energy Partners LP

(Exact name of registrant as specified in its charter)

Delaware	001-33055	74-3169953
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

515 South Flower Street, Suite 4800

Los Angeles, CA 90071

(Address of principal executive office)

(213) 225-5900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On November 19, 2014, Breitburn Energy Partners LP, a Delaware limited partnership (“Breitburn”), and Breitburn GP LLC, a Delaware limited liability company (“Breitburn GP”), completed the previously announced transactions contemplated by the Agreement and Plan of Merger, dated as of July 23, 2014 (the “Merger Agreement”), by and among Breitburn, Breitburn GP, Boom Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Breitburn (“Merger Sub”), QR Energy LP, a Delaware limited partnership (“QR Energy”) and QRE GP, LLC, a Delaware limited liability company (“QRE GP”). Pursuant to the terms of the Merger Agreement, Merger Sub was merged with and into QR Energy, with QR Energy continuing as the surviving entity and as a direct wholly owned subsidiary of Breitburn (the “Merger”).

Under the terms of the Merger Agreement, each outstanding common unit representing a limited partner interest in QR Energy (a “QRE Common Unit”) and Class B Unit representing a limited partner interest in QR Energy (a “Class B Unit”) was converted into the right to receive 0.9856 newly issued Breitburn common units (the “Merger Consideration”). A total of 6,748,067 Class B Units, issuable upon a change of control of QR Energy, were issued and treated as outstanding in connection with the Merger and along with 6,133,558 previously issued Class B Units were converted into the right to receive the Merger Consideration. Each outstanding Class C Unit (a “Class C Unit”) of QR Energy was converted into the right to receive cash in an amount equal to $350 million divided by the number of Class C Units outstanding immediately prior to the effective time of the Merger.

Pursuant to the Merger, Breitburn will issue approximately 72 million Breitburn common units as part of the Merger Consideration, which common units will trade on the Nasdaq Stock Market under the symbol “BBEP.” In connection with the consummation of the Merger, the New York Stock Exchange (the “NYSE”) was notified that each outstanding QRE Common Unit was converted into the right to receive the Merger Consideration described above, subject to the terms and conditions of the Merger Agreement. QR Energy requested that the NYSE file a notification of removal from listing on Form 25 with the Securities and Exchange Commission (the “SEC”) with respect to delisting the QRE Common Units.

The summary of the Merger Agreement in this Current Report on Form 8-K does not purport to be complete and is qualified by reference to the full text of the Merger Agreement, which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by QR Energy with the SEC on July 29, 2014, which is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On November 19, 2014, in connection with the closing of the Merger, Breitburn and Breitburn Operating LP, a Delaware limited partnership (“Breitburn Operating”) and a wholly-owned subsidiary of Breitburn, as borrower, entered into the Third Amended and Restated Credit Agreement with Wells Fargo Bank, National Association and a syndicate of lenders (the “Third Amended and Restated Credit Agreement”) with an aggregate maximum credit amount of $5 billion, which amends and restates Breitburn Operating’s existing Second Amended and Restated Credit Agreement (the “Existing Credit Agreement”). The Third Amended and Restated Credit Agreement is scheduled to mature on November 19, 2019.

As of November 18, 2014, Breitburn had approximately $646 million of borrowings under the Existing Credit Agreement outstanding, which are treated as borrowings incurred and outstanding, under the Third Amended and Restated Credit Agreement. Additional borrowings of approximately $1.526 billion under the Third Amended and Restated Credit Agreement on November 19, 2014 were, among other things, used to repay the indebtedness outstanding under QR Energy’s Credit Agreement, dated as of December 17, 2010, as amended (the “QRE Credit Agreement”), placed in trust with U.S. Bank National Association (the “Trustee”) to fund the redemption of all of QR Energy’s 9.25% senior notes due 2020 (the “QR Energy Notes”) issued under the indenture among QR Energy, QRE Finance Corporation, the guarantors party thereto and the Trustee, dated as of July 30, 2012 (the “Indenture”), used to pay the Class C unitholders and used to pay fees associated with the new credit facility. In addition, approximately $23 million of letters of credit issued under QRE Credit Agreement are being assumed as letters of credit issued and outstanding under the Third Amended and Restated Credit Agreement. As of November 20, 2014 Breitburn Operating had borrowings of approximately $2.132 billion outstanding and had approximately $27 million of letters of credit outstanding under the Third Amended and Restated Credit Agreement. Obligations under the Third Amended and Restated Credit Agreement, are guaranteed by Breitburn and certain of its wholly owned subsidiaries, and those obligations and guarantees are required to be secured by a lien on substantially all of the tangible and intangible assets of the borrower and the guarantors, including the equity interests in the borrower and the guarantors (other than Breitburn).

Borrowings under the Third Amended and Restated Credit Agreement are subject to a borrowing base, which is scheduled to be redetermined approximately every six months and may otherwise be adjusted from time to time. As of November 19, 2014, the Third Amended and Restated Credit Agreement provides for an initial borrowing base of $2.5 billion with an initial total lender commitment of $2.5 billion. Our next borrowing base redetermination is scheduled to occur in April 2015. The borrowing base is automatically reduced by an amount equal to 25% of the principal of newly issued senior unsecured notes, except if the proceeds of such notes are used to refinance existing senior unsecured notes. Loans under the Third Amended and Restated Credit Agreement will bear interest by reference to a Base Rate, LIBOR or a LIBOR Market Index Rate (each as defined in the Third Amended and Restated Credit Agreement, plus an applicable margin that is determined pursuant to a pricing grid which varies between 50 and 150 basis points (in the case of Base Rate loans) and between 150 and 250 basis points (in the case of LIBOR and LIBOR Market Index Rate loans) based on a ratio of loans and letters of credit outstanding to the borrowing base. The applicable margins under the Third Amended and Restated Credit Agreement reflects a decrease of 25 basis points compared to the Existing Credit Agreement.

The Third Amended and Restated Credit Agreement contains customary covenants, including restrictions on our ability to: incur additional indebtedness; make certain investments, loans or advances; permit the interest coverage ratio (which is defined in the Third Amended and Restated Credit Agreement as the ratio of EBITDAX to Consolidated Interest Expense) to be less than 2.50 to 1.00; make dispositions or enter into sales and leasebacks; or enter into a merger or sale of our property or assets, including the sale or transfer of interests in our subsidiaries. The Third Amended and Restated Credit Agreement is less restrictive than the Existing Credit Agreement in that in many cases it provides for increased baskets and thresholds which provide greater operating flexibility, reflecting in part the larger size of our operations after the Merger and size of the facility compared to the Existing Credit Agreement.

EBITDAX is not a defined GAAP measure. The Third Amended and Restated Credit Agreement defines EBITDAX as net income plus exploration expense, interest expense, income tax provision, depletion, depreciation and amortization, unrealized loss or gain on derivative instruments, non-cash charges, including non-cash unit based compensation expense, loss or gain on sale of assets, excluding monetization of derivative contracts maturing within twelve (12) months, cumulative effect of changes in accounting principles, cash distributions received from unrestricted subsidiaries and excluding income from unrestricted subsidiaries.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Third Amended and Restated Credit Agreement which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is hereby incorporated by reference into this Item 2.03.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective November 19, 2014, pursuant to the terms of the Merger Agreement, the Board of Directors of Breitburn GP (the “Board of Directors”) increased its size by one from six members to seven members and elected Donald D. Wolf to the Board of Directors to fill the resulting vacancy. Mr. Wolf was elected to a term that will expire at the annual meeting to be held in 2017. Upon the expiration of his term, he may be reelected for a three year term. Mr. Wolf is not a party to any transactions with related persons. An amendment to this Current Report will be filed with additional information required under Item 5.02.

Item 7.01 Regulation FD Disclosure.

On November 18, 2014, Breitburn and QR Energy issued a joint press release announcing the unitholder approval of the Merger. On November 19, 2014, Breitburn issued a press release announcing the completion of the Merger. The press releases are attached hereto as Exhibits 99.1 and 99.2 and are incorporated into this Item 7.01 by reference. The information in Exhibits 99.1 and 99.2 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference into any filing under the Securities Act of 1933, as amended.

Item 8.01 Other Events.

Upon closing of the Merger, on November 19, 2014, QR Energy issued notices of redemption to the holders of the QR Energy Notes, specifying a redemption date of December 19, 2014 for 35% of the QR Energy Notes and a redemption date of December 22, 2014 for the remaining QR Energy Notes. On November 19, 2014, QR Energy also placed in trust with the Trustee sufficient funds to redeem all of the outstanding QR Energy Notes and pay accrued and unpaid interest thereon to, but not including, the applicable redemption date. As a result, QR Energy has been released from its obligations under the QR Energy Notes and the Indenture pursuant to the satisfaction and discharge provisions of the Indenture.

On November 19, 2014, in connection with the closing of the Merger and the Third Amended and Restated Credit Agreement, Breitburn entered into novation agreements with various counterparties, all of which are lenders under the Third Amended and Restated Credit Agreement, pursuant to which all outstanding QR Energy interest rate and commodity derivative contracts were transferred to Breitburn.

Item 9.01 Financial Statements and Exhibits.

(a)

Financial Statements of Businesses Acquired

The audited consolidated balance sheets as of December 31, 2013 and 2012 and the related consolidated statements of operations, comprehensive income, changes in partners’ capital and cash flows of QR Energy for each of the three years in the period ended December 31, 2013 and the related notes thereto are incorporated herein by reference to Exhibit 99.2 of Breitburn’s Current Report on Form 8-K filed with the SEC on October 6, 2014. The unaudited consolidated financial statements of QR Energy as of September 30, 2014 and for the three and nine months ended September 2014 and 2013 and the related notes thereto are incorporated herein by reference to Part I, Item 1 of QR Energy’s Quarterly Report on Form 10-Q for the period ended September 30, 2014, filed as Exhibit 99.1 to Breitburn’s Current Report on Form 8-K/A filed with the SEC on November 6, 2014.

(b)

Pro Forma Financial Information

The unaudited pro forma combined statements and explanatory notes of Breitburn relating to the Merger are attached as Exhibit 99.3 to this Form 8-K and are incorporated herein by reference.

(d)	Exhibits

Exhibit Number	Description

10.1	Third Amended and Restated Credit Agreement dated November 19, 2014, by and among Breitburn Operating LP, as borrower, Breitburn Energy Partners LP, as parent guarantor, and Wells Fargo Bank National Association as administrative agent.
99.1	Joint press release announcing approval of the merger by QR Energy, LP’s unitholders, dated November 18, 2014
99.2	Press release announcing completion of the merger with QR Energy, LP, dated November 20, 2014
99.3	The unaudited pro forma condensed combined financial statements, and the notes thereto, of Breitburn Energy Partners LP as of and for the nine months ended September 30, 2014, and for the year ended December 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BREITBURN ENERGY PARTNERS LP By: Breitburn GP LLC, its general partner

By:	/s/ James G. Jackson
James G. Jackson Chief Financial Officer

Date: November 21, 2014

EXHIBIT INDEX

Exhibit Number	Description

10.1	Third Amended and Restated Credit Agreement dated November 19, 2014, by and among Breitburn Operating LP, as borrower, Breitburn Energy Partners LP, as parent guarantor, and Wells Fargo Bank National Association as administrative agent.
99.1	Joint press release announcing approval of the merger by QR Energy, LP’s unitholders, dated November 18, 2014
99.2	Press release announcing completion of the merger with QR Energy, LP, dated November 20, 2014
99.3	The unaudited pro forma condensed combined financial statements, and the notes thereto, of Breitburn Energy Partners LP as of and for the nine months ended September 30, 2014, and for the year ended December 31, 2013.